Exhibit 10(b)

By E-mail
Mr. Frank Pollard	Mr. Jeffrey Bernstein
3615 RFD	9739 Monte Mar Drive
Long Grove, Illinois 60047	Los Angeles, CA 90035
Re: Amended Nicomide® License
HIGHLY CONFIDENTIAL
April 21, 2009
Gentlemen:
     We are writing to you in your capacity as the Sirius Shareholder Representatives under the terms of the merger agreement between DUSA Pharmaceuticals, Inc. (“DUSA”) and Sirius Laboratories, Inc. (“Sirius”) dated December 30, 2005, as amended (the “Merger Agreement”). As explained below and as described in our telephone conversation earlier today, we wish to make you aware of a change in the previously negotiated terms with River’s Edge Pharmaceuticals, LLC (“River’s Edge”) to the proposed Amended Nicomide License Agreement and to reconfirm your April 3, 2009 waiver of Section 10.4(b) of the Merger Agreement relating to the license transaction and your continued agreement to the terms of the Release and Third Amendment to the Merger Agreement to avoid any misunderstanding in the future.
     As you know, DUSA has been engaged in negotiations to broaden the Nicomide patent license with River’s Edge and as of April 3, 2009, we believed that the negotiations were concluded as execution copies of the documents were being circulated. However, River’s Edge has requested a change relating to the period in which DUSA may receive the full consideration for the license and transfer of the product rights (i.e., it could take longer for DUSA to receive the $5,000,000 consideration than the thirty (30) months originally verbally agreed by River’s Edge and described to you).
     As a result, in the event that DUSA has not received $5,000,000 from River’s Edge, on or before the Milestone Termination Date, as amended (i.e., December 31, 2011) by the Third Amendment to the Merger Agreement, and River’s Edge is still marketing Nicomide under the Amendment to the License Agreement, DUSA shall, nonetheless, credit the Net Sales, as defined in the Third Amendment to the Merger Agreement, with an amount equal to the difference between $5,000,000 and the amount actually paid to DUSA by River’s Edge as of the Milestone Termination Date. DUSA will then determine, using the cumulative Net Sales amount including any difference above, whether the One Million Dollars ($1,000,000) Milestone Payment is due to the Sirius Shareholders (for achieving cumulative Net Sales of the Products of $35,000,000 under Section 2.2(c)(ii)(B) of the Merger Agreement) or whether the Two Hundred Fifty Thousand Dollar ($250,000) payment specified in the Release is due.
Please reconfirm your consent pursuant to Section 15.10 of the Merger Agreement to waive Section 10.4(b) of the Merger Agreement to allow DUSA to enter the Amendment to the License Agreement and your agreement to the terms of the Release and Third Amendment to the Merger Agreement, all of which are attached to this letter, by signing this letter below and returning it to DUSA as soon as possible.

Very truly yours,
/s/ Richard C. Christopher
Richard C. Christopher
Vice President, Finance and Chief Financial Officer

We hereby consent pursuant to Section 15.10 of the Merger Agreement to waive Section 10.4(b) of the Merger Agreement to allow DUSA to enter the Amendment to the License Agreement and agree to the terms of the Release and Third Amendment to the Merger Agreement.

/s/ Frank Pollard	/s/ Jeffrey Bernstein

Frank Pollard	Jeffrey Bernstein
Date: 04/21/2009	Date: April 21, 2009